Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
OF
PSQ HOLDINGS, INC.

PSQ Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: By unanimous written consent, the Board of Directors approved a proposed amendment to the Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation and directed that such amendment be submitted to the Corporation’s stockholders for their consideration at the Corporation’s 2026 annual meeting of stockholders, with a recommendation from the Board of Directors that the stockholders vote for approval of such amendment.

SECOND: The proposed amendment provides that the first two paragraphs of Article FOURTH of the Certificate of Incorporation are amended and restated to read as follows:

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 590,000,000 shares, consisting of (a) 540,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), which shall be designated into two series consisting of (i) 500,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 40,000,000 shares of Class C common stock (the “Class C Common Stock” and together with the Class A Common Stock, the “Common Stock”), and (b) 50,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). For the avoidance of doubt, the naming of any series of Common Stock as a “Class” shall not in any manner alter the fact that such series is a series of capital stock and not a class of capital stock for purposes of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation or the Bylaws. Effective immediately upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of Class B Common Stock of the Corporation, par value $0.0001 per share (the “Prior Class B Common Stock”), that was issued and outstanding immediately prior to the filing of this Restated Certificate of Incorporation, was automatically, without any further action of the holder thereof or the Corporation, reclassified as, and converted into, one share of Class A Common Stock. All certificates previously representing shares of Prior Class B Common Stock represent the corresponding number of shares of Class A Common Stock.

Upon the filing and effectiveness (the “Reverse Stock Split Effective Time”) pursuant to the General Corporation Law of the State of Delaware of the Certificate of Amendment to this Restated Certificate of Incorporation, each fifteen (15) shares of Class A Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall, automatically and without any further action on the part of the Corporation or any of the respective holders thereof, be reclassified, combined and converted into one (1) fully paid and nonassessable share of Class A Common Stock (the “Reverse Stock Split”), subject to the treatment of fractional share interests as described below. The reclassification of the Class A Common Stock shall be deemed to occur at the Reverse Stock Split Effective Time. From and after the Reverse Stock Split Effective Time, certificates representing Class A Common Stock prior to such reclassification shall represent the number of shares of Class A Common Stock into which such Class A Common Stock prior to such reclassification shall have been reclassified pursuant to the Certificate of Amendment. No fractional shares shall be issued in connection with the Reverse Stock Split and, in lieu thereof, any stockholder who would otherwise be entitled to receive a fractional share of Class A Common Stock shall instead be entitled to receive a cash payment equal to the product obtained by multiplying (a) the closing price per share of the Class A Common Stock on the Reverse Stock Split Effective Date as reported on The New York Stock Exchange, after giving effect to the Reverse Stock Split, by (b) the fraction of the share owned by the stockholder, without interest.

The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, at the Corporation’s 2026 annual meeting of stockholders, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The foregoing amendment shall be effective as of 12:01 a.m. Eastern Time on July 13, 2026.

[Signature on Following Page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the authorized officer named below, this 10th day of July, 2026.

By:	/s/ Dusty Wunderlich
Name:	Dusty Wunderlich
Title:	Chief Executive Officer

PSQ Holdings, Inc. | Certificate of Amendment to the Amended and Restated Certificate of Incorporation	Signature Page